 As filed with the Securities and Exchange Commission on March 15, 2001.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Incorporated Under the Laws of Delaware	HEMAGEN DIAGNOSTICS, INC. 9033 Red Branch Road Columbia, Maryland 21045	I.R.S. Employer Identification No. 04-2869857

2001 EMPLOYEE STOCK OPTION PLAN

Gary P. Kreider, Esq.
Keating, Muething & Klekamp, P.L.L.
14th Floor, Provident Tower
One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-6411
(Agent for Service of Process)

CALCULATION OF REGISTRATION FEE

                                              Proposed    Proposed
                                              Maximum     Maximum
        Title of               Amount         Offering   Aggregate    Amount of
       Securities               To Be          Price      Offering  Registration
    To Be Registered       Registered (1)  Per Share (2) Price (2)     Fee (3)
------------------------- ---------------- ------------- ---------- ------------

      Common Stock,
$.01 par value per share  1,000,000 Shares     $.7031     $703,100      $176
------------------------- ---------------- ------------- ---------- ------------
(1)	This Registration Statement is filed for up to 1,000,000 shares issuable upon the exercise of options granted pursuant to the 2001 Employee Stock Option Plan.

(2)	Estimated solely for purposes of calculating the registration fee.

(3)	Calculated pursuant to Rule 457(h) based on the average of the high and low prices of the Common Stock on the Nasdaq SmallCap Stock Market on March 13, 2001 at $.7031 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

        The following documents filed by Hemagen Diagnostics, Inc. with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

  Hemagen's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000.

  Hemagen's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000.

  The description of Hemagen’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on February 2, 1993, registering our common stock under Section 12 of the Exchange Act.

        All reports and other documents subsequently filed by Hemagen pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.         Description of Securities

                     Not Applicable.

Item 5.         Interests of Named Experts and Counsel

                     Not Applicable.

Item 6.         Indemnification of Directors and Officers

        Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by securityholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director’s fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. The Registrant’s Certificate of Incorporation includes the following language:

“To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its Securityholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its Securityholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.”

        Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Registrant, and, with respect to any criminal action, in which he had reasonable cause to believe his conduct was lawful. The Bylaws of the Registrant include the following provision:

“Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called “Indemnitees,” who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.”

Item 7.         Exemption from Registration Claimed

                     Not Applicable.

Item 8.         Exhibits*

                    Exhibit 4.1     Hemagen Diagnostics, Inc. 2001 Employee Stock Option Plan

                    Exhibit 5       Opinion of Keating, Muething & Klekamp, P.L.L.

                    Exhibit 23.1   Consent of BDO Seidman, LLP

                    Exhibit 23.2   Consent of Keating, Muething & Klekamp, P.L.L. (contained in Exhibit 5)

                    Exhibit 24       Power of Attorney (contained in the signature page)

*All exhibits are filed herewith unless otherwise indicated.

Item 9         Undertakings

        9.1     The undersigned registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        9.2     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.3     The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        9.4     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.5     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland, on March 15, 2001.

HEMAGEN DIAGNOSTICS, INC. By: /s/ Jerry L. Ruyan Jerry L. Ruyan, Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below marked with an asterisk hereby authorizes Jerry L. Ruyan and William P. Hales, or either of them, as attorneys-in-fact to sign on his behalf individually and in each capacity indicated below, any amendments, including post-effective amendments, to this Registration Statement.

Signature	Capacity	Date
*/s/Jerry L. Ruyan Jerry L. Ruyan	Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2001
*/s/William P. Hales William P. Hales	President and Director	March 15, 2001
*/s/Deborah F. Ricci Deborah F. Ricci	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 15, 2001
* Alan S. Cohen	Director	March __, 2001
*/s/Thomas A. Donelan Thomas A. Donelan	Director	March 15, 2001
*/s/Christopher P. Hendy Christopher P. Hendy	Director	March 15, 2001
*/s/James R. LeRoy James R. LeRoy	Director	March 15, 2001
* Ricardo de Oliveira	Director	March __, 2001